Exhibit 10.27

FACILITIES AND SERVICES AGREEMENT

This Facilities and Services Agreement (the “Agreement”) dated as of June 1, 2011 (the “Effective Date”), is made and entered into by and between Fjord Ventures, LLC (“Fjord”) and Adagio Medical, Inc. (“Adagio”).

1.           Services. Fjord agrees to provide to Adagio, and Adagio agrees to receive from Fjord the services set forth on Exhibit A attached hereto (the “Services”). The level of the scope of the Services to be provided shall be substantially as described in Exhibit A. Exhibit A may be modified from time to time in accordance with this Agreement to reflect changes in the Services to be provided pursuant to the terms hereof.

2.           Facilities. Fjord agrees to provide to Adagio during the Term (as described in Section 4 below), office and lab space as set forth on Exhibit B attached hereto (the “Facilities”).

3.           Service Fee. As compensation for the Services rendered by Fjord during the Term (as described in Section 4 below), Adagio shall pay Fjord the amounts set forth on Exhibit B (the “Service Fee”). Exhibit B may be modified from time to time in accordance with this Agreement to reflect changes in the Service Fee to be provided pursuant to the terms hereof. The Service Fee will be reviewed by Fjord and Adagio from time to time, and adjusted if necessary, to ensure the Service Fee is appropriate in consideration of any changes in: (a) the cost of providing the Services, or in (b) the nature of such Services. Adagio shall pay to Fjord any Service Fee on or before the 15th day of each calendar month during the Term for Services for such month. Adagio shall, upon request, reimburse Fjord for all reasonable incidental out-of-pocket costs in connection with providing the Services to Adagio, including, but not limited to, postage and other mailing costs, courier or other delivery costs and supplies costs and the like. Incidental out-of-pocket costs do not include capital costs, Fjord’s facilities-related expenses, utilities, labor expenses, maintenance or ordinary or extraordinary costs. Following the end of each calendar month during the Term, Fjord shall deliver to Adagio an invoice for the reimbursable costs incurred by Fjord during such calendar month and Adagio shall pay the costs reflected on such invoice within 15 days of its presentment to buyer.

4.           Term and Termination. The initial term of this Agreement shall be three (3) years, commencing on the Effective Date and shall automatically renew for additional one-year terms. This Agreement shall be terminable at any time by Fjord or Adagio upon one hundred eighty (180) days written notice.

5.           Indemnification. Adagio shall indemnify and save harmless and defend Fjord, its members, managers, employees, affiliates, agents, contractors, tenants, invitees, successors, and assigns, from and against any and all liabilities, claims, damages, losses, penalties, forfeitures, suits, and the costs and expenses incident thereto (including costs of defense, settlement and reasonable attorneys’ fees), which any of them may hereafter incur, become responsible for, or pay out in connection with, or relating to, the Services, including but not limited to, as a result of death or bodily injury to any person, destruction or damage to any property, or any violation of any governing laws, regulations, or orders, arising out of or in connection with the activities of Adagio, its agents, contractors, and subcontractors. The provisions of this Section 4 shall survive the termination or expiration of this Agreement.

6.           Inventions and Creative Works. If, as a result of Fjord’s service to Adagio hereunder, any employee of Fjord conceives, makes, or develops any inventions or creative works, including, without limitation, plans, drawings, prints, or specifications relating in any way to Adagio’ s business or that of its subsidiaries or affiliates, they will use commercially reasonable efforts to: (a) give notice thereof to Adagio; (b) assign to Adagio all of their rights therein; and ( c) execute any necessary papers and otherwise reasonably cooperate with Adagio in the securing of patents on such inventions or copyrights on such creative works. Fjord hereby warrants and represents to Adagio that none of its employees are precluded from assigning these rights by a pre-existing contract.

7.           Confidentiality.

(a)           Fjord and all of its employees, consultants shall, both during and for a period of three (3) years subsequent to providing services herein, keep confidential any technical or other information of a confidential nature (i.e., not generally kown to the public or known to a third party without any obligation of secrecy), including knowledge of Adagio’s projects and general activities and any information not publicly disclosed relating to Adagio which Fjord or any of its employees may acquire through its consulting activities or otherwise (“Confidential Information”). Neither Fjord nor any of its employees will either use or disclose any such Confidential Information in any manner without Adagio’s express written permission; title to all property involved shall remain exclusively in Adagio. Upon termination of services, or upon Adagio’s request at any time, Fjord shall either account for and destroy or return to Adagio all papers containing any such Confidential Information. In addition, Fjord shall not disclose or otherwise transfer to Adagio any confidential information, which either Fjord or any of its employees may have acquired as a result of any previous employment or consulting relationship.

(b)           Fjord represents that its performance of all the terms of this Agreement and its retention as a consultant by Adagio does not and will not breach any agreement to keep in confidence confidential information acquired by Fjord in confidence or in trust prior to its retention as a consultant by Adagio. Fjord has not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith.

8.           Independent Contractor.

(a)           Fjord’s relationship to Adagio and any of its subsidiary companies shall, during the periods of its retainer and service, be that of an independent contractor. It is agreed that Fjord shall have complete freedom of action as to the details, methods, and means of performing any requested services. It is further understood that Fjord is retained and have contracted with Adagio only for the purposes and to the extent set forth in this Agreement.

(b)           No person providing services on behalf of Fjord shall be considered under the provisions of this Agreement or otherwise as having status as an employee of Adagio, nor shall they, except as provided herein, be entitled hereafter to participate in any plans, arrangements, or distributions by Adagio relating to any pension, deferred compensation, bonds, stock bonus, stock option, hospitalization, insurance, or other benefits extended to its employees since such individuals are employees of Fjord.

9.           Notice. All notices and other communications under this Agreement shall be in writing. Unless and until Fjord is notified in writing to the contrary, all notices, communications and documents directed to Adagio and related to this Agreement, if not delivered by hand, shall be mailed and addressed as follows:

Adagio Medical, Inc.
26051 Merit Circle, Suite 102
Laguna Hills, CA 92653
Attention: Chief Executive Officer

Unless and until Adagio is notified in writing to the contrary, all notices, communications and documents intended for Fjord and related to this Agreement, if not delivered by hand, shall be mailed to its last known address as shown on Adagio’s books. Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid. All notices related to this Agreement shall be deemed received upon delivery or, if mailed, within five (5) days after mailing in accordance with this Section 9.

10.          Amendments. This Agreement may not be amended, except with the written consent of Adagio and Fjord.

11.         Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California.

12.         Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement and understanding of the parties and may not be amended except by a written agreement signed by all parties.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

ADAGIO MEDICAL, INC.

By:	/s/ Olav Bergheim
Olav Bergheim
Chief Executive Officer

FJORD VENTURES, LLC

By:	/s/ Hugh Neuharth
Hugh Neuharth
Chief Financial Officer

EXHIBIT A

DESCRIPTION OF THE SERVICES

TYPE OF SERVICE	DESCRIPTION
CEO Services	Provide high-level strategic and general management services typical of a Chief Executive Officer.
CFO Services	Provide high-level strategic and financial management services typical of a Chief Financial Officer.
Accounting Services	Process accounts payable; perform general ledger accounting, analysis, and reconciliation; prepare periodic financial statements; manage preparation of tax returns and other required financial filings in conjunction with Adagio’s outside CPAs; manage payroll processing and associated statutory and tax filings.
Administrative Support	Provide front desk reception and office administration support services (e.g. assistance with travel arrangements and reservations, telephone messaging, meeting organization and set-up, document production, shipping / receiving, etc.). Provide human resources support services, including hiring / termination processes, and benefit plan design, implementation and management.
IT Services	Provide information technology infrastructure (including file server and data back-up). audio/visual equipment, internet access, and support services (including PC set-up and network configuration).
Office Space and Supplies	Provide fully furnished offices, laboratory and other service area facility space, inclusive of utilities, telephone services (including reasonable long-distance charges), and facility cleaning services. Provide general office supplies and materials (excluding such supplies and materials specific to Adagio such as business cards, letterhead, etc.). Provide copiers, fax machines, and other general office equipment.

EXHIBIT B

MONTHLY SERVICE FEE	EFFECTIVE DATE
$10,000	June 1, 2011